Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      -------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                      -------------------------------------
                        WISCONSIN POWER AND LIGHT COMPANY
             (Exact name of registrant as specified in its charter)

           Wisconsin                                    39-0714890
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)
                           222 West Washington Avenue
                            Madison, Wisconsin 53703
                                 (608) 252-3311
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      -------------------------------------
                                Edward M. Gleason
                Vice President-Treasurer and Corporate Secretary
                        Wisconsin Power and Light Company
                           222 West Washington Avenue
                            Madison, Wisconsin 53703
                                 (608) 252-3311
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      -------------------------------------
                                 with a copy to:
   Benjamin F. Garmer, III, Esq.                       Andrea G. Bacon, Esq.
          Foley & Lardner                                Chapman and Cutler
     777 East Wisconsin Avenue                         111 West Monroe Street
    Milwaukee, Wisconsin 53202                        Chicago, Illinois 60603
           (414) 271-2400                                  (312) 845-3000
                      -------------------------------------
    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |_|

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

                         CALCULATION OF REGISTRATION FEE
===============================================================================================================
 Title of each class                           Proposed maximum      Proposed maximum
 of securities to be       Amount to be       offering price per    aggregate offering        Amount of
      registered            registered             unit (1)             price (1)          registration fee
---------------------------------------------------------------------------------------------------------------
Debentures ............    $100,000,000              100%              $100,000,000            $27,800
===============================================================================================================
(1)    Estimated  in  accordance  with Rule 457(a) under the  Securities  Act of
       1933, as amended,  solely for purposes of  calculating  the  registration fee.

                      -------------------------------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion - September 27, 1999
--------------------------------------------------------------------------------
Prospectus
                                  $100,000,000

                        Wisconsin Power and Light Company

                             % Debentures due        ,
--------------------------------------------------------------------------------

Wisconsin Power and Light Company         The Offering

o  We  are a  public  utility  engaged    o  We are offering $100,000,000 of our
   mainly    in    the     generation,       unsecured debentures that will rank
   transmission, distribution and sale       on parity with our other  unsecured
   of   electric    energy   and   the       and unsubordinated debt.
   purchase,             distribution,
   transportation  and sale of natural    o  The debentures are due on . We will
   gas.                                      pay  interest  on  the   debentures
                                             twice  per  year,  on and  of  each
o  Wisconsin  Power and Light  Company       year, beginning on , 2000.
   222 West Washington Avenue Madison,
   Wisconsin 53703 (608) 252-3311         o  We  cannot  redeem  the  debentures
                                             before they mature.  The debentures
PSCW Approval                                will not be subject to any  sinking
                                             fund
o  The Public  Service  Commission  of
   Wisconsin must approve our issuance
   and sale of the debentures. We have
   obtained   or  will   obtain   this
   approval before we sell them.

--------------------------------------------------------------------------------
                                        Per Debenture              Total
                                        -------------              -----
Public Offering Price.................      %                $
Underwriting Discount.................      %                $
Proceeds to WP and L..................      %                $

    The public offering price does not include accrued interest, if any, from the date of issuance. The proceeds to WP and L do not include expenses we must pay, which we estimate will be approximately $175,000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Robert W. Baird & Co.
      Incorporated

                   Banc One Capital Markets, Inc.

                                  Legg Mason Wood Walker
                                         Incorporated

                                                       Wachovia Securities, Inc.
         , 1999

    The underwriters intend to offer the debentures subject to prior sale and certain other conditions. They reserve the right to change their offers and to reject orders in whole or in part. We expect to deliver the debentures through the book-entry facilities of The Depository Trust Company ("DTC") on or about , 1999, in return for payment therefor.

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         ------------------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

THE COMPANY....................................................................3

USE OF PROCEEDS................................................................3

SELECTED FINANCIAL INFORMATION.................................................4

DESCRIPTION OF THE DEBENTURES..................................................5

LEGAL OPINIONS................................................................11

EXPERTS.......................................................................11

WHERE YOU CAN FIND MORE INFORMATION...........................................12

DOCUMENTS INCORPORATED BY REFERENCE...........................................12



                         ------------------------------

                                   THE COMPANY

    We are a Wisconsin corporation and a subsidiary of Alliant Energy Corporation. We are a public utility engaged mainly in the generation, transmission, distribution and sale of electric energy in portions of southern and central Wisconsin. We also purchase, distribute, transport and sell natural gas in parts of those areas, and supply water to two communities in Wisconsin. Our wholly owned subsidiary also supplies electric, gas and water service, principally in Winnebago County, Illinois.

    We provide electricity in a service territory of approximately 16,000 square miles. As of December 31, 1998, we furnished retail electric service to approximately 401,000 customers in 599 cities, villages and towns. We also supplied wholesale electric service to 24 municipal utilities, one privately owned utility, three rural electric cooperatives, one Native American nation and one municipal electric utility which provides retail service to 14 communities. During 1998, we derived our electric operating revenues from the following types of customers:

                               o residential- 32%
                               o commercial- 18%
                               o industrial- 26%
                               o sales for resale- 21%
                               o other- 3%.

    The maximum net hourly peak load on our electric system in 1998 was 2,292 megawatts. During 1998, our net kilowatt-hour sources of electricity consisted of the following:

                               o coal- 61%
                               o nuclear- 10%
                               o hydroelectric, oil and natural gas- 2%
                               o purchases- 27%.

    As of December 31, 1998, we provided retail natural gas service to approximately 159,000 customers in 233 cities, villages and towns in southern and central Wisconsin and one county in northern Illinois. During 1998, we derived our gas operating revenues from the following types of customers:

                               o residential- 58%
                               o commercial- 30%
                               o industrial- 5%
                               o transportation and other- 7%.

    We are subject to the jurisdiction of the Public Service Commission of Wisconsin with respect to various phases of our operations, including rates, service and the issuance of securities (including the debentures). Our Illinois subsidiary is subject to the jurisdiction of the Illinois Commerce Commission with respect to those matters. We are also subject to the jurisdiction of the Federal Energy Regulatory Commission. Our parent company, Alliant Energy Corporation, is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, and is subject to the requirements of that Act. We are also subject to certain requirements of that Act.

    Our principal executive offices are located at 222 West Washington Avenue, Madison, Wisconsin 53703, and our telephone number is (608) 252-3311.

                                 USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the debentures to repay short-term indebtedness. As of September 22, 1999, we had $80 million in short-term debt outstanding at a weighted average interest rate of 5.37%. We will add any proceeds that we don't use for those purposes to our general funds and use them for general corporate purposes.

                         SELECTED FINANCIAL INFORMATION

    We have set forth below selected financial information about us for the twelve months ended June 30, 1999, and the years ended December 31, 1998, 1997 and 1996.

                                                                                   Year Ended
                                               Twelve Months                       December 31,
                                               Ended June 30,         -----------------------------------------
                                                    1999              1998              1997               1996
                                                    ----              ----              ----               ----
                                                                              (Thousands of Dollars)
Income Statement Data:
Operating Revenues.....................        $    726,241        $  731,448        $  794,717        $  759,275
Net Income Before Interest Expense.....        $     91,610        $   72,158        $  103,841        $  113,957
Earnings Available for Common Stock            $     49,140        $   32,264        $   67,924        $   79,175
Ratio of Earnings to Fixed Charges
(unaudited) (1)........................                3.03              2.51              4.13              4.81


                                                                    At June 30, 1999 (Unaudited)
                                                                    ----------------------------
                                                                                                  Percent of
                                                                                   As            Capitalization
                                                           Actual              Adjusted (2)       As Adjusted
                                                           ------              ------------       -----------
                                                                (Thousands of Dollars)
Capitalization:
First mortgage bonds, net (3)................            $  251,000             $  251,000            22.0%
Debentures, net (4)..........................               165,000                265,000            23.3
Preferred stock without mandatory
  redemption.................................                59,963                 59,963             5.3
Common shareowners' investment...............               562,339                562,339            49.4
                                                         ----------             ----------           ------
    Total....................................            $1,038,302             $1,138,302           100.0%
                                                         ==========             ==========           ======
---------------
(1) When we  computed  the ratios of earnings to fixed  charges,  we  calculated earnings by adding  federal and state  income  taxes and our estimate of the interest  component of rentals to net income before interest expense.  Fixed charges represent interest expense,  amortization of debt discount,  premium and expense and the estimated interest  component of rentals.  Our ratios of earnings to fixed  charges  were 4.23 and 4.29 for the years ended  December
    31, 1995 and 1994, respectively.

(2) We have adjusted these numbers to show the effects of the issuance of the debentures and the application of the net proceeds as we describe under "Use of Proceeds."

(3) We have excluded variable rate demand bonds in the amount of $57.0 million and the unamortized discount relating to outstanding First Mortgage Bonds in the amount of $1.1 million in presenting these numbers.

(4) We have excluded the unamortized discount relating to outstanding debentures in the amount of $0.3 million in presenting these numbers.

                          DESCRIPTION OF THE DEBENTURES

General

    The debentures constitute our unsecured general obligations, and they will rank on a parity with all of our other unsecured and unsubordinated debt. We will issue them as a separate series of securities under our Indenture, dated as of June 20, 1997 (which we refer to in this prospectus as the "Indenture"), which we have entered into with Firstar Trust Company (now known as Firstar Bank Milwaukee, N.A.), as trustee. The Indenture does not limit the amount of unsecured debt securities that we can issue under it, and provides that we may issue securities from time to time in one or more series pursuant to the terms of one or more officers' certificates or supplemental indentures creating such series. The Indenture also does not limit the total amount of debt that we can incur. As of the date of this prospectus, we had $165 million of securities outstanding under the Indenture, consisting of $105 million aggregate principal amount of our 7% Debentures due June 15, 2007 and $60 million aggregate principal amount of our 5.70% Debentures due October 15, 2008. The Indenture does not limit our ability to issue additional First Mortgage Bonds or to enter into sale and leaseback transactions. It also does not give holders of the debentures protection in the event we engage in a highly leveraged or other transaction that may adversely affect holders of the debentures.

    Substantially all of our permanent fixed properties are subject to the lien of the Indenture of Mortgage or Deed of Trust, dated August 1, 1941, which we entered into with First Wisconsin Trust Company (now known as Firstar Bank Milwaukee, N.A.), and George B. Luhman (Pamela Warner being now the individual trustee under that indenture), as trustees. We refer to that indenture and its supplemental indentures in this prospectus as the "First Mortgage Indenture." We have issued our First Mortgage Bonds under the First Mortgage Indenture. As of the date of this prospectus, we had $309.1 million of secured debt outstanding under our First Mortgage Indenture. If we become bankrupt, liquidate or reorganize, the trustees for the First Mortgage Bonds could use the collateral property subject to the First Mortgage Indenture to satisfy our obligations under the First Mortgage Bonds before holders of unsecured debt securities (including the debentures) would receive any payments.

    We have summarized below various provisions of the Indenture and the debentures. Because this discussion is only a summary, it does not necessarily contain all of the information you should consider. We have filed the Indenture as an exhibit to the Registration Statement and we incorporate the Indenture in its entirety by reference into this prospectus. We qualify the discussion below in its entirety by reference to all of the provisions of the Indenture and all officers' certificates or supplemental indentures relating thereto.

Maturity and Interest

    The debentures will be  limited to $100 million  aggregate  principal amount and will mature on , . Each debenture will bear interest from , 1999 or from the most recent interest payment date to which we have paid interest, at the rate of % per year. We will pay interest twice per year, on and , commencing , 2000, to the person in whose name such debenture is registered at the close of
business on the preceding             and             , respectively.

No Redemption Prior to Maturity

    We cannot redeem the debentures before they mature.

Certain Covenants

    The covenant we describe below is the only restrictive covenant that applies to the debentures. If we issue additional series of securities under the Indenture in the future, those series may or may not have different covenants. Any obligations we have under the Indenture and the debentures are subject to termination if we exercise our defeasance rights, which we describe below under "Legal Defeasance and Covenant Defeasance."

    Limitations on Liens. The Indenture provides generally that, as long as any securities of any series to which this limitation applies (including the debentures) remain outstanding, and subject to termination upon defeasance, we will not, and will not permit any of our subsidiaries to, create or allow to be created or to exist any mortgage, pledge, security interest, or other lien on any of our properties or assets which we now own or acquire later to secure any indebtedness, without making effective a provision which makes the debentures and the other securities of any series to which this limitation applies equally and ratably secured with (or prior to) all such indebtedness and with any other indebtedness that is also entitled to be equally secured. This restriction does not apply to or prevent the creation or existence of:

    o the First Mortgage Indenture or any supplemental indenture thereto;

    o liens on property that existed when we acquired or built such property or were created within one year after that time;

    o liens on property that secure payment of all or a part of the purchase price or construction cost of the property, including the extension of any such liens to repairs or improvements made on the property;

    o any extensions, renewals or replacements of liens permitted by the above-listed items;

    o the pledge of any bonds or other securities at any time issued under any of the liens permitted by the above-listed items; or

    o "Permitted Encumbrances," which include, among several other items, (a) the pledge or assignment in the ordinary course of business of electricity, gas or steam accounts receivable or customers' installment paper; (b) liens affixing to our property at the time someone consolidates with or merges into us, or transfers all or substantially all of its assets to us, but only if the property we acquire is adequate security for the liens; and (c) liens not otherwise permitted if, at the time we incur the lien and after giving effect to the lien, the aggregate of all obligations secured by the lien does not exceed 10% of our Tangible Net Worth (as defined in the Indenture).

    Also, this restriction will not apply to or prevent the creation or existence of leases we enter into, or existing on property we acquire, in the ordinary course of our business.


Successor Obligor

    The Indenture also provides that, unless otherwise specified in the officers' certificate or supplemental indenture establishing a series of securities, we will not consolidate with, sell all or substantially all of our assets to, or merge with or into any other person unless:

    o either we will be the continuing corporation, or the continuing corporation will be a person organized and existing under the laws of the United States or a state, and the person will expressly assume the payment of the principal of and interest on all the securities and any coupons and the performance and observance of all of our covenants and conditions under the Indenture by executing a supplemental indenture satisfactory to the trustee;

    o we or the person, as the case may be, will not, immediately after the merger, consolidation or sale of assets, be in default in the performance of any covenant or condition of the Indenture; and

    o after giving effect to the transaction, no event which after notice or lapse of time would become a default under the Indenture will have occurred or be continuing.

    The Indenture further provides that the successor will be substituted for us, after which all of our obligations under the Indenture, the securities issued under the Indenture and any coupons will terminate.

Defaults and Remedies

    The Indenture discusses certain "Events of Default" that apply to securities issued under the Indenture, including the debentures. It provides generally that an "Event of Default" with respect to the debentures will occur if:

    o we default in any payment of interest on the debentures when the payment becomes due and payable and the default continues for 60 days;

    o we default in the payment of the principal of the debentures when the payment becomes due and payable at maturity or otherwise;

    o we default in the performance of any of our other agreements applicable to the debentures and the default continues for 90 days after we receive notice of the default from the trustee or the holders of at least 25% in principal amount of the debentures; or

    o we are affected by certain events related to our bankruptcy or insolvency.

    If an Event of Default with respect to the debentures occurs and is continuing, then either the trustee or the holders of at least 25% in principal amount of the debentures can declare the principal of and all unpaid interest on the debentures to be immediately due and payable.

    The trustee can require that it be indemnified before it enforces the Indenture or the debentures. Subject to certain limitations, holders of a majority in principal amount of the debentures can direct the trustee in its exercise of any trust or power. The trustee does not have to give you notice of any continuing default (except a default in payment of principal or interest) if it in good faith determines that withholding notice is in your interest. We are required to give the trustee a brief certificate certifying as to our compliance with all conditions and covenants under the Indenture at least once a year.

    The Indenture does not have a cross-default provision. That means that if we default on any other debt, that default will not constitute an Event of Default under the Indenture.

Amendments and Waivers

    Waivers. The holders of a majority in principal amount of the debentures can waive any existing default and its consequences under the debentures or the Indenture by giving notice to the trustee. However, holders cannot waive a default in the payment of the principal or interest on the debentures or a default in respect of a provision we describe in the paragraph that follows which cannot be modified or amended without the consent of each holder of the debentures.

    Amendments with Consent. With the consent of the holders of not less than a majority in aggregate principal amount of the debentures, we and the trustee can enter into supplemental indentures to amend or modify the Indenture or the debentures, if those amendments do not affect any other series of securities we issued under the Indenture. However, we cannot make such modifications or amendments without the consent of all of the holders of the debentures if those amendments or modifications would:

    o extend the stated maturity, reduce the principal amount or reduce the rate of interest on the debentures;

    o reduce our obligation to pay principal amounts;

    o change the coin or currency in which we must pay principal and interest on the debentures;

    o impair the right to institute suit for the enforcement of any payment of principal or interest on the debentures after the due date of such payment;

    o reduce the amount of debentures whose holders must consent to an amendment or waiver of the provisions of the Indenture or the debentures; or

    o make certain modifications to any of the provisions we describe in this paragraph and in the paragraph immediately above.

    We cannot enter into supplemental indentures to amend or modify the Indenture in ways that affect other series of securities we issued under the Indenture without the consent of the holders of not less than a majority in aggregate principal amount of all securities issued under the Indenture that will be affected by such an amendment, voting together as one class. Furthermore, if any amendment or modification would have any of the effects described in the previous paragraph, and would affect more than one series of securities issued under the Indenture, then we cannot make such amendment or modification without the consent of all of the holders of the securities issued under the Indenture that would be affected by them.

    Amendments without Consent. We and the trustee can also enter into supplemental indentures to amend or modify the Indenture or the debentures without the consent of any holders of the debentures. We can only do so if those amendments or modifications would have certain effects, including:

    o showing that another person has succeeded us and assumed our obligations under the covenants of the Indenture and the debentures;

    o adding to our covenants under the Indenture for the benefit of the holders of the debentures, or surrender any power we have under the Indenture;

    o adding to, changing or eliminating any of the provisions of the Indenture in respect of the debentures, but only if the change does not adversely affect the rights of the holders of the debentures in any material respect;

    o establishing the form or terms of securities of any series;

    o evidencing the appointment of a successor trustee or a change in any of the provisions of the Indenture to facilitate administration by more than one trustee; or

    o making clarifying changes to ambiguous, incorrect or inconsistent language in the Indenture or the debentures that do not adversely affect the rights of the holders of the debentures in any material respect.

Legal Defeasance and Covenant Defeasance

    The Indenture provides that we can at any time terminate almost all of our obligations with respect to the debentures and the Indenture. We cannot, however, terminate certain obligations, including obligations with respect to the "defeasance trust" (which we discuss below) and obligations to register the transfer or exchange of the debentures and to maintain agencies in respect of the debentures. We refer to this termination of our obligations as "legal defeasance." Also, at any time we can terminate our obligations with respect to the debentures under the covenant we described under "Certain
Covenants--Limitations on Liens," above. We refer to this as "covenant defeasance".

    We can exercise our legal defeasance option even if we have already exercised our covenant defeasance option. If we exercise our legal defeasance option, then the debentures cannot be accelerated because of an Event of Default. If we exercise our covenant defeasance option, then the debentures cannot be accelerated by reference to the covenant described under "Certain Covenants--Limitations on Liens," above.

    If we desire to exercise either defeasance option, then we must deposit in trust (which we refer to as the "defeasance trust") with the trustee money or U.S. government obligations sufficient to pay the outstanding principal amount of the debentures as well as the interest on the debentures to maturity. We must also comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders of the debentures for federal income tax purposes. When we refer to "U.S. government obligations," we refer to direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in those obligations.

Regarding the Trustee

    Firstar Bank Milwaukee, N.A. will act as trustee, registrar, transfer agent and paying agent for the debentures. We can remove the trustee with or without cause if we notify the trustee six months in advance and if no default occurs or is continuing during the six-month period. The trustee is also one of the trustees under the First Mortgage Indenture for our First Mortgage Bonds.

    We maintain general checking accounts with the trustee and several other banks which are affiliates of the trustee. Our parent company, Alliant Energy Corporation, has $15 million in lines of credit with the trustee, which are part of $200 million in lines of credit Alliant Energy Corporation maintains with various banks. Also, we and Alliant Energy Corporation each maintain short-term borrowing agreements with the trustee which allow us and Alliant Energy Corporation to borrow up to $50 million each. Judith D. Pyle, one of our directors, is a director of the trustee's parent corporation, Firstar Corporation.

    To the extent provided in the Indenture, the trustee will have a prior claim on certain amounts held by it under the Indenture for the payment of its compensation and expenses and for the repayment of advances made by it to effect performance of certain covenants in the Indenture.

                             BOOK-ENTRY ONLY SYSTEM

    We will not issue the debentures in definitive form. Instead, we will issue the debentures in the form of one or more global securities. These global securities will be held by DTC as depositary. The debentures will be registered in the name of CEDE & Co. as nominee for DTC.

    DTC has indicated it intends to follow the following procedures with respect to book-entry interests in the debentures.

    Ownership of book-entry interests will be limited to persons who have accounts with DTC for the debentures (we call those persons "participants") or persons who hold interests through those participants. When we issue the debentures, DTC will credit the participants' accounts on its book-entry registration and transfer system with the principal amounts of the debentures that each participant beneficially owns. The accounts DTC will credit will be designated by dealers, underwriters or agents participating in the distribution of the debentures (see "Underwriting"). If you own book-entry interests in the debentures, then your ownership will be shown, and any transfer of your ownership interest will be effected, only through DTC's records (if you own interests in the debentures as a participant) or through the records of participants (if you hold interests in the debentures through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry note securities.

    As long as CEDE & Co. is the nominee of DTC, we are referring to CEDE & Co. in this prospectus when we refer to holders of the debentures, and CEDE & Co.
will be considered the sole owner or holder of the debentures for all purposes under the Indenture. If you purchase any interest in the debentures, your ownership will be recorded as a "book-entry interest" in the book-entry only system that DTC operates. You will not receive any certificates representing your book-entry interests. As a result, if you are a participant, then you must rely on DTC's procedures with respect to the debentures and the book-entry only system to exercise any rights of a holder under the Indenture. If you are not a participant, you must rely on the procedures of the participant through which you own your interest to exercise any rights of a holder under the Indenture. We understand that, under existing industry practice, DTC will authorize the persons on whose behalf it holds book-entry interests to exercise certain rights of holders of debentures.

    We will make payments of principal of and interest on the debentures to CEDE & Co. as the registered holder of the related global note security. We will not, nor will the trustee or any other agent of ours or agent of the trustee, have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the debentures or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

    We expect that DTC will credit participants' accounts with payments of principal and interest on the debentures in amounts proportionate to the respective amounts of book-entry interests held by each participant as shown on its records as soon as it receives the payment from us. We also expect that payments by participants to owners of book-entry interests will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

    We will issue individual certificates to the owners of book-entry interests in the debentures in exchange for the debentures held by DTC or CEDE & Co. if DTC is at any time unwilling or unable to continue as depositary or ceases to be a registered clearing agency and a successor depositary registered as a clearing agency is not appointed. In addition, we may at any time and in our sole discretion determine not to have the debentures represented by one or more global note securities. In that event, we will issue individual certificates in exchange for the global note securities of the debentures. Global note securities will also be exchangeable by the holders for certificates if an event of default with respect to the debentures has occurred and is continuing. Any certificates issued in exchange for a global note security will be registered in such name or names as DTC shall instruct the trustee. We expect that such instructions will be based on directions DTC receives from participants with respect to ownership of book-entry interests relating to such global note security.

    DTC has advised us that its is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which DTC has advised us is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to complete within appropriate time frames.

    However, DTC's ability to perform its services properly is also dependent on other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) such third party vendors to: (a) impress upon them the importance of such services being Year 2000 complaint; and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC has informed us that it is in the process of developing such contingency plans as it deems appropriate.

    We have obtained the foregoing information concerning DTC and its book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

                                  UNDERWRITING

    We have entered into an underwriting agreement with Robert W. Baird & Co. Incorporated, acting on behalf of itself and Banc One Capital Markets, Inc., Legg Mason Wood Walker, Incorporated and Wachovia Securities, Inc. (whom we collectively refer to as the "underwriters"), pursuant to which we have agreed to sell the debentures to the underwriters in the principal amounts we have set forth next to their names below:

                                                               Principal
               Underwriters                                      Amount
               ------------                                      ------
Robert W. Baird & Co. Incorporated
Banc One Capital Markets, Inc.
Legg Mason Wood Walker, Incorporated
Wachovia Securities, Inc.
         Total.........................................       $100,000,000
                                                              ============

    The underwriting agreement provides that the underwriters' obligations are subject to the certain conditions precedent and that the underwriters will be obligated to purchase all of the debentures if they purchase any.

    The underwriters have advised us that they will initially offer the debentures to the public at the public offering price we have set forth on the cover page of this prospectus. They will also offer the debentures to selected dealers at the price minus a concession, which will be no greater than % of the principal amount of the debentures. The underwriters can allow, and the selected dealers can reallow, a discount on sales to other dealers, which will be no greater than % of the principal amount of the debentures. After the initial public offering, the underwriters may change the public offering price, concession and discount.

    The debentures are a new issue of securities with no established trading market. We do not intend to list the debentures on any securities exchange. The underwriters have advised us that they currently intend to make a market in the debentures. However, they are not obligated to do so, and any underwriter can stop making such a market at any time without notice. We cannot give you any assurance that a liquid trading market for the debentures will develop.

    Until the distribution of the debentures is completed, SEC rules may limit the underwriters' ability to bid for and purchase the debentures. As an exception to these rules, Robert W. Baird & Co., Incorporated, as representative, is allowed to engage in certain transactions that stabilize the price of the debentures. Those transactions may include bids or purchases for the purpose of setting, fixing or maintaining the price of the debentures.

    If the underwriters create a "short position" in the debentures in connection with the offering (that is, if they sell more of the debentures than are set forth on the cover page of this prospectus), then Robert W. Baird & Co. Incorporated can reduce that short position by purchasing debentures in the open market. Purchases of the debentures for the purpose of stabilization or to reduce a short position could cause the price of the debentures to be higher than it might be in the absence of such purchases.

    We do not, nor do the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions we describe above may have on the prices of the debentures. We also do not make any representation that Robert W. Baird & Co. Incorporated will engage in such transactions or that if they do, they will not discontinue such transactions without notice.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

                                 LEGAL OPINIONS

    Foley & Lardner of Milwaukee, Wisconsin will issue an opinion to us about certain legal matters with respect to the debentures. The underwriters will be advised about other issues relating to the offering by Chapman and Cutler of Chicago, Illinois.


                                     EXPERTS


    Arthur Andersen LLP, independent public accountants, have audited, as indicated in their reports, our consolidated financial statements and schedule at December 31, 1998 and 1997 and for each of the three years in the period ending December 31, 1998 that we have incorporated by reference into this prospectus and in the Registration Statement. We have included those financial statements in this prospectus in reliance on the authority of Arthur Andersen LLP as experts in accounting and auditing in giving their reports.

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document which we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at regional SEC offices in Chicago, Illinois, and New York, New York. You can call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. You can also inspect our filings at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. We have certain securities listed on that exchange. Finally, you can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

    We have filed a Registration Statement on Form S-3 with the SEC with respect to the debentures we are offering through this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information shown in the Registration Statement. For further information about us and the debentures, you should read the Registration Statement and the exhibits thereto which you can inspect at the public reference rooms of the SEC described above, or through the SEC's web site.

                       DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document we filed separately with the SEC. The information we incorporate by reference into this prospectus is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents we list below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the debentures we are offering through this prospectus:

    o Our Annual Report on Form 10-K for the year ended December 31, 1998; and

    o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

    You can request a copy of any of these filings by writing to Edward M. Gleason, Vice President-Treasurer and Corporate Secretary, Wisconsin Power and Light Company, 222 West Washington Avenue, Madison, Wisconsin 53703, or by calling Mr. Gleason at (608) 252-3311. We will send to you any such filings you request, without charge, excluding the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents.

--------------------------------------------------------------------------------
           , 1999



                                  $100,000,000

                        Wisconsin Power and Light Company


                               % Debentures due ,






                            ------------------------
                                   PROSPECTUS
                            ------------------------






                              Robert W. Baird & Co.
                                  Incorporated
                         Banc One Capital Markets, Inc.
                             Legg Mason Wood Walker
                                  Incorporated
                            Wachovia Securities, Inc.



--------------------------------------------------------------------------------
         You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting and other discounts and commissions, are, subject to future contingencies, estimated to be as follows:

Securities and Exchange Commission Registration Fee..........        $27,800
Fee of Public Service Commission of Wisconsin................          1,000
Printing and Engraving Expenses..............................         25,000
Fees of Rating Agencies......................................         30,000
Trustee Fees and Expenses....................................         10,000
Accounting Fees and Expenses.................................         20,000
Legal Fees and Expenses......................................         50,000
Blue Sky Fees and Expenses...................................          5,000
Miscellaneous Expenses.......................................          6,200
                                                                       -----

          Total..............................................       $175,000
                                                                    ========

Item 15. Indemnification of Directors and Officers.

    Pursuant to the  provisions of the Wisconsin  Business  Corporation  Law and
Article VIII of the Registrant's Bylaws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

    The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's Bylaws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrant also carries directors' and officers' liability insurance.

    The proposed form of Underwriting Agreement for the debentures contains provisions under which the underwriters agree to indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the directors and officers may be required to make in respect thereof.

Item 16. Exhibits.

    The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

Item 17. Undertakings.

         (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on September 27, 1999.

                                              WISCONSIN POWER AND LIGHT COMPANY


                                              By: /s/  Erroll B. Davis, Jr.
                                                  Erroll B. Davis, Jr.
                                                  Chief Executive Officer


    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                     Title                          Date
---------                                     -----                          ----

/s/  Erroll B. Davis, Jr.            Chief Executive Officer and Director    September 27, 1999
---------------------------
Erroll B. Davis, Jr.                 (Principal Executive Officer)

/s/  Thomas M. Walker                Executive Vice President and Chief      September 27, 1999
---------------------------
Thomas M. Walker                     Financial Officer (Principal
                                     Financial Officer)

/s/  John E. Ebright                 Vice President-Controller (Principal    September 27, 1999
---------------------------
John E. Ebright                      Accounting Officer)


Alan B. Arends*                      Director                                September 27, 1999


Rockne G. Flowers*                   Director                                September 27, 1999


Joyce L. Hanes                       Director


Lee Liu*                             Director                                September 27, 1999


Katharine C. Lyall*                  Director                                September 27, 1999


Arnold M. Nemirow*                   Director                                September 27, 1999


Milton E. Neshek*                    Director                                September 27, 1999


                                      II-3

Signature                                     Title                          Date
---------                                     -----                          ----



Jack R. Newman*                      Director                                September 27, 1999


Judith D. Pyle*                      Director                                September 27, 1999


Robert D. Ray*                       Director                                September 27, 1999


Robert W. Schlutz*                   Director                                September 27, 1999


Wayne H. Stoppelmoor*                Director                                September 27, 1999


Anthony R. Weiler*                   Director                                September 27, 1999


*By: /s/  Erroll B. Davis, Jr.
     Erroll B. Davis, Jr.
     Attorney-in-fact


    Pursuant to Transaction Requirement B.2 of Form S-3, the Registrant reasonably believes that the security rating to be assigned to the securities registered hereunder will make the securities "investment grade securities" prior to sale.

                                  EXHIBIT INDEX

        Exhibit
        Number                     Document Description
        ------                     --------------------

         (1)* Proposed form of Underwriting Agreement relating to the debentures.
         (4.1) Indenture of Mortgage or Deed of Trust dated August 1, 1941, between the Company and First Wisconsin Trust Company (n/k/a Firstar Bank Milwaukee, N.A.) and George B. Luhman, as Trustees (incorporated by reference to Exhibit 7(a) in File No. 2-6409).
         (4.2) Supplemental Indenture dated January 1, 1948 (incorporated by reference to Second Amended Exhibit 7(b) in File No. 2-7361).
         (4.3) Supplemental Indenture dated September 1, 1948, (incorporated by reference to Amended Exhibit 7(c) in File No. 2-7628).
         (4.4)    Supplemental  Indenture  dated June 1, 1950  (incorporated  by reference to Amended Exhibit 7.02 in File No. 2-8462).
         (4.5)    Supplemental  Indenture dated April 1, 1951  (incorporated  by reference to Amended Exhibit 7.02 in File No 2-8882).
         (4.6)    Supplemental  Indenture dated April 1, 1952  (incorporated  by reference to Second Amended Exhibit 4.03 in File No. 2-9526). (4.7) Supplemental Indenture dated September 1, 1953 (incorporated by reference to Amended Exhibit 4.03 in File No. 2-10406).
         (4.8)    Supplemental  Indenture dated October 1, 1954 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-11130).
         (4.9)    Supplemental  Indenture dated March 1, 1959  (incorporated  by reference to Amended Exhibit 2.02 in File No. 2-14816).
         (4.10)   Supplemental  Indenture  dated  May 1, 1962  (incorporated  by reference to Amended Exhibit 2.02 in File No. 2-20372).
         (4.11)   Supplemental  Indenture dated August 1, 1968  (incorporated by reference to Amended Exhibit 2.02 in File No. 2-29738).
         (4.12)   Supplemental  Indenture  dated June 1, 1969  (incorporated  by reference to Amended Exhibit 2.02 in File No. 2-32947).
         (4.13)   Supplemental  Indenture dated October 1, 1970 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-38304).
         (4.14)   Supplemental  Indenture  dated July 1, 1971  (incorporated  by reference to Amended Exhibit 2.02 in File No. 2-40802).
         (4.15)   Supplemental  Indenture dated April 1, 1974  (incorporated  by reference to Amended Exhibit 2.02 in File No. 2-50308).
         (4.16)   Supplemental Indenture dated December 1, 1975 (incorporated by reference to Exhibit 2.01(a) in File No. 2-57775).
         (4.17)   Supplemental  Indenture  dated  May 1, 1976  (incorporated  by reference to Amended Exhibit 2.02 in File No. 2-56036).
         (4.18)   Supplemental  Indenture  dated May 15, 1978  (incorporated  by reference to Amended Exhibit 2.02 in File No. 2-61439).
         (4.19)   Supplemental  Indenture dated August 1, 1980  (incorporated by reference to Exhibit 4.02 File No. 2-70534).
         (4.20) Supplemental Indenture dated January 15, 1981 (incorporated by reference to Amended Exhibit 4.03 in File No. 2-70534).

        Exhibit
        Number                     Document Description
        ------                     --------------------

         (4.21)   Supplemental  Indenture dated August 1, 1984  (incorporated by reference to Exhibit 4.02 in File No. 33-2579).
         (4.22)   Supplemental Indenture dated January 15, 1986 (incorporated by reference to Amended Exhibit 4.03 in File No. 33-2579).
         (4.23)   Supplemental  Indenture  dated June 1, 1986  (incorporated  by reference to Amended Exhibit 4.02 in File No. 33-4961).
         (4.24)   Supplemental  Indenture dated August 1, 1988  (incorporated by reference to Exhibit 4.24 in File No. 33-45726).
         (4.25)   Supplemental Indenture dated December 1, 1990 (incorporated by reference to Exhibit 4.25 in File No. 33-45726).
         (4.26)   Supplemental  Indenture dated September 1, 1991  (incorporated by reference to Exhibit 4.26 in File No. 33-45726).
         (4.27)   Supplemental  Indenture dated October 1, 1991 (incorporated by reference to Exhibit 4.27 in File No. 33-45726).
         (4.28)   Supplemental  Indenture dated March 1, 1992  (incorporated  by reference to Exhibit 4.1 to the Company's Form 8-K dated March
                  9, 1992).
         (4.29)   Supplemental  Indenture  dated  May 1, 1992  (incorporated  by reference to Exhibit 4.1 to the  Company's  Form 8-K dated May
                  12, 1992).
         (4.30)   Supplemental  Indenture  dated June 1, 1992  (incorporated  by reference to Exhibit 4.1 to the Company's  Form 8-K dated June
                  29, 1992).
         (4.31)   Supplemental  Indenture  dated July 1, 1992  (incorporated  by reference to Exhibit 4.1 to the Company's  Form 8-K dated July
                  20, 1992).
         (4.32)   Indenture,  dated as of June 20, 1997, between the Company and
                  Firstar Trust Company (n/k/a Firstar Bank Milwaukee, N.A.), as
                  Trustee,  for the  Debentures  (incorporated  by  reference to
                  Exhibit  4.33 to  Amendment  No. 2 to the  Company's  Form S-3
                  Registration Statement [Registration No. 33-60917]).
         (4.33)   Officers' Certificate, dated as of June 25, 1997, creating the
                  Company's 7%  Debentures  due June 15, 2007  (incorporated  by reference  to Exhibit 4 to the  Company's  Form 8-K dated June
                  25, 1997).
         (4.34)   Officers' Certificate,  dated as of October 27, 1998, creating
                  the   Company's   5.70%   Debentures   due  October  15,  2008
                  (incorporated  by reference to Exhibit 4 to the Company's Form
                  8-K dated October 27, 1998).
         (5)      Opinion of Foley & Lardner (including consent of counsel).
         (12)     Statement  re  computation  of  ratios  of  earnings  to fixed charges.
         (23.1)   Consent of Arthur Andersen LLP
         (23.2)   Consent of Foley & Lardner (filed as part of Exhibit (5)).
         (24)     Powers of attorney.
         (25)     Form T-1 Statement of Eligibility and Qualification  under the
                  Trust  Indenture Act of 1939 of Firstar Bank  Milwaukee,  N.A.
                  relating to the debentures.

-------------
* To be filed by amendment to the Registration Statement or as an exhibit to a Current Report on Form 8-K.

                                      E-2